Contact:
Doug Farrell
Vice President of Investor Relations

AFFYMETRIX REPORTS THIRD QUARTER 2009 RESULTS

– Company reports total revenue of $78.2 million and net loss of $8.8 million –

Santa Clara, Calif.—October 21, 2009—Affymetrix Inc., (NASDAQ: AFFX) today reported its operating results for the third quarter of 2009. Total revenue for the quarter was $78.2 million, as compared to total revenue of $75.2 million in the third quarter of 2008. In constant currency terms, the third quarter of 2009 was negatively impacted by $1.2 million as compared to the third quarter of 2008.

Product revenue was $66.2 million, which consisted of consumable revenue of $62.0 million and instrument revenue of $4.2 million.  Service revenue was $9.9 million, and royalties and other revenue were $2.1 million. This compares to third quarter 2008 product revenue of $66.0 million, service revenue of $6.1 million, and royalties and other revenue of $3.1 million.

Affymetrix shipped 21 systems in the third quarter of 2009, bringing its cumulative systems shipped to about 1,890.

The Company reported a net loss of approximately $8.8 million, or $0.13 per diluted share, in the third quarter of 2009 which included a pretax restructuring credit of $0.3 million.  This compares to a net loss of $31.8 million, or $0.46 per diluted share, in the third quarter of 2008, which included a pretax restructuring charge of $14.6 million, or $0.21 per diluted share.

Cost of product sales was $30.7 million in the third quarter of 2009 as compared to $32.3 million in the same period of 2008. Cost of services and other was $5.1 million compared to $5.8 million in the third quarter of 2008.

Product gross margin was 54 percent in the third quarter of 2009 compared to 51 percent in the third quarter of 2008.

Operating expenses were $49.1 million for the third quarter of 2009, which includes restructuring credit of $0.3 million, as compared to operating expenses of $68.8 million in the third quarter of 2008, which included restructuring charges and in-process research and development costs of $14.6 million and $5.1 million, respectively.

“Revenue for the third quarter increased 4% over the prior year and was within the range of our guidance,” stated Kevin King, CEO of Affymetrix. “While gross margin improved by 5 points over last year, we have more work to do to generate additional margin contribution from new products going forward. Finally, we maintained good control of our operating expenses.”

King continued, “I’m very excited about the launch of our Axiom Genotyping Solution, and our groundbreaking partnership with Kaiser Permanente and the University of California, San Francisco on one of the largest genotyping projects ever that will study disease, health and aging with our new platform.”

Quarterly Highlights

Genotyping

In October, Kaiser Permanente and the University of California at San Francisco (UCSF) entered into an agreement with Affymetrix to conduct genome-wide analyses of DNA samples from 100,000 Kaiser Permanente members for a large-scale research program designed to create a new resource for studying disease, health, and aging. Scientists from the program will use the just-launched Axiom Genotyping Solution, which delivers high-throughput, automated technology enabling researchers to find novel and common genetic variations associated with complex disease.

Instrumentation

Affymetrix and Beckman Coulter announced an agreement to offer researchers co-developed products from the market leaders in microarrays and automated liquid handlers. The collaboration will provide scientists with optimized, robust solutions for genomic research. This partnership will yield an expanding list of Affymetrix-validated automated target preparation methods, developed on an Affymetrix-specific configuration of Beckman Coulter’s precise and reliable Biomek FXp Liquid Handler.

Affymetrix' management team will host a conference call on October 21, 2009 at 2:00 p.m. PT to review its operating results for the third quarter of 2009. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on October 21, 2009 until 8:00 p.m. PT on October 28, 2009 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 34032730.  An archived webcast of the conference call will be available under the Investor Relations section of the Company's website at www.affymetrix.com.

About Affymetrix
GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing the technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products accelerate genetic research that will allow physicians to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases. Today, Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as by leading academic, government, and non-profit organizations. Affymetrix has installed almost 1,900 systems around the world and almost 20,000 peer-reviewed papers have been published using its microarray technology. Affymetrix is headquartered in Santa Clara, California. For more information about Affymetrix, please visit the company's website at www.affymetrix.com.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to past and future acquisitions, including the ability of the company to successfully integrate such acquisitions into its existing business; risks of the company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development, including risks relating to the relocation of a substantial portion of our manufacturing; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Form 10-K for the year ended December 31, 2008, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.

– Financial Charts to Follow –

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	September 30,	December 31,
	2009	2008
ASSETS:		(Note 1)
Current assets:
Cash and cash equivalents	$62,487	$113,292
Restricted cash—short-term portion	1,683	4,402
Available-for-sale securities—short-term portion	220,818	250,970
Accounts receivable, net	56,630	62,726
Inventories	50,556	51,333
Deferred tax assets—current portion	1,867	1,077
Prepaid expenses and other current assets	12,330	15,725
Total current assets	406,371	499,525
Available-for-sale securities—long-term portion	56,009	26,900
Property and equipment, net	70,870	89,345
Acquired technology rights, net	52,412	62,569
Deferred tax assets—long-term portion	4,410	4,764
Restricted cash—long-term portion	1,109	2,175
Other assets	25,788	28,032
Total assets	$616,969	$713,310

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$51,911	$62,559
Deferred revenue—current portion	14,545	16,198
Total current liabilities	66,456	78,757
Deferred revenue—long-term portion	3,329	3,583
Other long-term liabilities	10,742	10,972
Convertible notes	247,201	316,341
Stockholders’ equity:
Common stock	710	703
Additional paid-in capital	728,822	721,641
Accumulated other comprehensive income (loss)	2,804	(2,296)
Accumulated deficit	(443,095)	(416,391)
Total stockholders’ equity	289,241	303,657
Total liabilities and stockholders’ equity	$616,969	$713,310

Note 1:
The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2008.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUE:
Product sales	$66,172	$65,952	$198,198	$203,780
Services	9,901	6,132	33,678	23,557
Royalties and other revenue	2,118	3,105	6,430	104,338
Total revenue	78,191	75,189	238,306	331,675
COSTS AND EXPENSES:
Cost of product sales	30,728	32,347	95,047	90,581
Cost of services and other	5,142	5,820	20,299	18,241
Research and development	18,764	20,739	60,408	59,098
Selling, general and administrative	30,608	28,409	96,276	92,782
Acquired in-process technology	-	5,100	-	5,900
Restructuring charges	(296)	14,571	1,897	29,379
Total costs and expenses	84,946	106,986	273,927	295,981
(Loss) income from operations	(6,755)	(31,797)	(35,621)	35,694
Interest income and other, net	774	1,672	1,290	10,830
Interest expense	(2,430)	(3,497)	(8,510)	(10,634)
Gain from repurchase of convertible notes	-	-	17,447	-
(Loss) income before income taxes	(8,411)	(33,622)	(25,394)	35,890
Income tax provision	(408)	1,802	(1,310)	(25,093)
Net (loss) income	$(8,819)	$(31,820)	$(26,704)	$10,797

Basic net (loss) income per common share	$(0.13)	$(0.46)	$(0.39)	$0.16

Diluted net (loss) income per common share	$(0.13)	$(0.46)	$(0.39)	$0.16

Shares used in computing basic net (loss) income per common share	68,799	68,582	68,569	68,542

Shares used in computing diluted net (loss) income per common share	68,799	68,582	68,569	68,650